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[TIAA-CREF LOGO]
Teachers Insurance and Annuity Association              Charles H. Stamm
College Retirement Equities Fund                        Executive Vice President
730 Third Avenue/New York, NY 10017-3206                General Counsel
212 490-9000                                            (212) 916-4700

                                                March 28, 2001

Board of Trustees
TIAA-CREF Life Funds
730 Third Avenue
New York, New York 10017-3206

Ladies and Gentlemen:

              This opinion is furnished in connection with the filing by TIAA-CREF Life Funds (the "Fund") of Post-Effective Amendment No. 4 to the Registration Statement (File Nos. 333-61759 and 811-08961) on Form N-1A covering an indefinite amount of securities in the form of shares in each series of the Fund (the "Shares").

              I have examined the Declaration of Trust, as amended, and other corporate records of the Fund, and the relevant statutes and regulations of the State of Delaware. On the basis of such examination, it is my opinion that:

              (1) TIAA-CREF Life Funds is a business trust duly organized and validly existing under the laws of the State of Delaware.

              (2) The Shares have been duly authorized by the Fund and, when issued as contemplated by the Registration Statement, will be validly issued, fully-paid and non-assessable.

              I hereby consent to the use of this opinion as an exhibit to the Registration Statement, and to the reference to my name under the heading "Legal Matters" in the Statement of Additional Information.

                                         Sincerely,

                                         /s/ Charles H. Stamm
                                         --------------------
                                         Executive Vice President
                                         and General Counsel